UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 1, 2007

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9204	74-1492779
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Statements of Designation governing the Series A-1, Series B and Series C 7.0% Cumulative Convertible Perpetual Preferred Stock and the Series A-1 Hybrid Preferred Stock (collectively, the “Preferred Stock”) of EXCO Resources, Inc. (“EXCO”), the holders of at least 60% of the outstanding shares of the Preferred Stock, voting together as a single class, have the right to elect up to four of EXCO’s directors (each a “Preferred Stock Director”). However, the number of Preferred Stock Directors is reduced by (i) one director so long as the holders of Series B Preferred Stock have the right to elect one director (the “Series B Director”) under the terms of the Series B Preferred Stock and (ii) one director so long as the holders of Series C Preferred Stock have the right to elect one director (the “Series C Director”) under the terms of the Series C Preferred Stock.

From March 30, 2007 until December 1, 2007, Vincent J. Cebula served as the Series B Director and one of the Preferred Stock Director seats was vacant. On December 1, 2007, B. James Ford replaced Mr. Cebula as the Series B Director pursuant to an action by written consent of the holders of the Series B Preferred Stock and Mr. Cebula was elected to serve in the vacant Preferred Stock Director seat pursuant to an action by written consent of the holders of Preferred Stock. Mr. Ford, age 39, is a Managing Director of Oaktree Capital Management, L.P. (“Oaktree”), a global investment firm, where he has worked since 1996.  Mr. Ford is a co-portfolio manager of Oaktree’s Principal Opportunities Funds, which invest in controlling and minority positions in private and public companies.  Mr. Ford also serves on the Board of Directors of Crimson Exploration, Inc. (“Crimson”) as well as a number of private companies and not-for-profit entities. Crimson is a publicly-held company that is controlled by investment funds managed by Oaktree.

As a director, Mr. Ford will be paid an annual retainer of $25,000, will be paid $5,000 per annum for each committee on which he serves and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with his attendance at meetings of the board of directors of EXCO.  In addition, Mr. Ford will be given a one-time grant of an option to purchase 50,000 shares of EXCO’s common stock. It has not yet been determined to which board committees Mr. Ford will be appointed.

On March 30, 2007, affiliates of Oaktree purchased all of the shares of the Series B Preferred Stock and 48,300 shares of the Hybrid Preferred Stock from us for an aggregate purchase price of $600 million pursuant to the terms and conditions of the Preferred Stock Purchase Agreement, dated March 28, 2007.  For more information about the terms of the Preferred Stock transaction and Oaktree’s interest therein, please see our Current Report on Form 8-K, dated March 28, 2007 and filed with the Securities and Exchange Commission on April 2, 2007 and incorporated herein by reference.

On May 8, 2007, EXCO completed the sale of oil and natural gas properties and related assets in multiple fields primarily located in South Texas and South Louisiana to an entity affiliated with Crimson for an aggregate sale price of $245.4 million in cash, net of preliminary purchase price adjustments, and 750,000 shares of Crimson’s unregistered restricted common stock (the “Gulf Coast Sale”). For more information about the Gulf Coast Sale, please see our Current Report on Form 8-K dated May 2, 2007 and filed with the Securities and Exchange Commission on May 8, 2007 and incorporated herein by reference. On August 15, 2007, EXCO entered into an agreement with funds managed by Oaktree to sell our 750,000 shares of Crimson’s unregistered restricted common stock for an aggregate sales price of approximately $5.2 million. For more information about the sale of Crimson’s unregistered restricted common stock, please see our Current Report on Form 8-K dated August 15, 2007 and filed with the SEC on August 21, 2007 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: December 5, 2007	By:	/s/ J. DOUGLAS RAMSEY
J. Douglas Ramsey, Ph.D.
Vice President and Chief Financial Officer